Filed pursuant to Rule 424b3

Registration No. 333-230150

IMPORTANT NOTICE

ProShares VIX Mid-Term Futures ETF (VIXM)

ProShares Ultra Bloomberg Natural Gas (BOIL)

ProShares UltraShort Bloomberg Natural Gas (KOLD)

ProShares UltraShort Silver (ZSL)

ProShares UltraShort Gold (GLL)

ProShares UltraShort Australian Dollar (CROC)

ProShares Ultra Euro (ULE)

ProShares Short Euro (EUFX)

ProShares Ultra Yen (YCL)

ProShares UltraShort Yen (YCS)

ProShares UltraPro 3x Crude Oil ETF (OILU)

ProShares UltraPro 3x Short Crude Oil ETF (OILD)

(each, a “Fund”, and together, the “Funds”)

Supplement dated April 8, 2019

to each Fund’s Prospectus and Disclosure Document

dated March 29, 2019

Effective April 8, 2019, Ryan Dofflemeyer will be a Senior Portfolio Manager and James Linneman will be a Portfolio Manager of the Funds and certain other series of the Trust. Mr. Linneman’s business experience is as follows:

James Linneman, Portfolio Manager of the Sponsor since April 2019, a registered associated person and an NFA associate member of the Sponsor since August 11, 2015. In these roles, Mr. Linneman’s responsibilities include day-to-day portfolio management of the Funds and certain other series of the Trust. Mr. Linneman has also served as a Portfolio Manager of PSA since April 2019. In addition, Mr. Linneman served as an Associate Portfolio Manager of the Sponsor and PSA from August 2016 to April 2019 and served as a Portfolio Analyst of the Sponsor and PSA from February 2014 to August 2016.

These securities have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

NEITHER THE TRUST NOR ANY FUND IS A MUTUAL FUND OR ANY OTHER TYPE OF INVESTMENT COMPANY AS DEFINED IN THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, AND NEITHER IS SUBJECT TO REGULATION THEREUNDER.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

Please retain this supplement for future reference.